Exhibit 10.2

Master Agreement
For Real Estate Valuation Services
Between:
Cole Real Estate Income Trust, Inc.
And
CB Richard Ellis, Inc.

Valuation & Advisory Services
September 1, 2011
VALUATION & ADVISORY SERVICES
www.cbre.com
September 1, 2011
Mr. Mitchell Sabshon
Executive Vice President and Chief Operating Officer
COLE REAL ESTATE INVESTMENTS
2575 E. Camelback Road
Phoenix, AZ 85016

RE:	Master Agreement for Valuation Services Cole Real Estate Income Trust, Inc.
Dear Mr. Sabshon:
We are pleased to submit this master agreement and our Terms and Conditions for the assignment related to the valuation services to Cole Real Estate Income Trust, Inc. We appreciate this opportunity to be of service to you on this assignment. If you have additional questions, please contact us.
Respectfully submitted,
CB Richard Ellis, Inc.

/s/ Thomas B. McDonnell Thomas B. McDonnell, MAI, CCIM	/s/ Lee C. Holliday Lee C. Holliday, MAI
President	Senior Vice President

T 312 233 8669	T 404 812 5030
F 312 233 8660	F 404 812 5051
E thomas.mcdonnell@cbre.com	E lee.holliday@cbre.com

/s/ Michael R. Rowland Michael R. Rowland, MAI, MRICS
Senior Managing Director

T 602 735 5508
F 602 735 5613
E michael.rowland@cbre.com

Mr. Mitchell Sabshon
September 1, 2011

AGREED AND ACCEPTED
FOR COLE REAL ESTATE INCOME TRUST, INC.

/s/ Christopher H. Cole Signature	September 2, 2011 Date

Christopher H. Cole Name	President Title

(602) 778-8700 Phone Number	(602) 778-8796 Fax Number

ccole@colecapital.com
E-Mail Address

CB RICHARD ELLIS   |   MASTER AGREEMENT FOR COLE REAL ESTATE INCOME TRUST, INC.
MASTER AGREEMENT

MASTER AGREEMENT

Engaging Party:	Cole Real Estate Income Trust, Inc. (“Cole” or the “REIT”)

Service Provider:	CB Richard Ellis, Inc. (“CBRE”) Valuation and Advisory Services (“VAS”)

Purpose:	CBRE will estimate the market value of properties and real estate related debt that may be acquired or incurred by Cole or any subsidiary of Cole from time to time, as more fully described in Addendum B.

Premise:	The premise of each appraisal will be identified by Cole.

Rights Appraised:	The property rights to be appraised (i.e. fee simple, leased fee or leasehold) will be identified by Cole.

Notes Valued:	Mortgage notes receivable to be valued will be identified by Cole.

Reporting:	CBRE will initially complete an appraisal presented in a self-contained narrative report (“Initial Appraisal”) either in the course of Cole’s acquisition of a portfolio property or for the first required reporting period following Cole’s acquisition (where CBRE did not provide an appraisal in the course of Cole’s acquisition). Additionally, Cole may request that CBRE conduct an “Initial Appraisal” of real estate related liabilities when incurred or assumed by Cole. In such case, the “Initial Appraisal” bid will reflect and incorporate the appraisal of real estate related liabilities.

Subsequently, CBRE will provide an appraisal presented in a restricted narrative report (“Update Appraisal”) for each property and real estate related debt on an ongoing basis. The first “Update Appraisal” will be delivered in the first quarter following the first complete quarter after the “Initial Appraisal”, In addition, CBRE or Cole will request an “Update Appraisal" if there is a material change known to the requesting party.

Intended Use:	The Intended Use of the “Initial Appraisal” and the “Update Appraisal” is to estimate the market value of the property, asset, or liability for use by Cole’s fund accountant to assist in the calculation of the daily Net Asset Value (NAV) per share of Cole.

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Intended User:	The Intended Users of the appraisals are Cole; the REIT’s Advisor; the REIT’s fund accountant; as well as its auditors, intermediaries and investors.

Scope of Work:	Refer to Addendum B for procedural detail with respect to Scope of Work as well as for a description of how material changes to properties will be monitored. A dedicated hand selected valuation team will be assembled. Their scope of work for each assignment will include the following steps:

Extent to Which the Property is Identified

• CBRE will collect the relevant physical characteristics about the subject via physical identification and an inspection of both the interior and exterior of the subject property.

• The property will be further legally identified physically through its postal address, assessor’s records, the provided legal description and the provided title report.

• Economic characteristics of the subject will be identified via an analysis of leases and/or lease briefs between the lessor and lessee, recent rent roll and historical operating statements.

Extent to Which the Property is Inspected

•     A CBRE appraiser who is a designated member of the Appraisal Institute (MAI) will conduct a physical inspection of both the interior and exterior of the subject property, as well as its surrounding environs on the effective date of appraisal as part of the course of the “Initial Appraisal”.

•     Subsequently, once within the course of the three years following acquisition, CBRE will conduct a physical inspection (“Re-inspection”) of the subject property. An inspection form will be completed by CBRE and delivered via iChannel. The dates of re-inspection will be at CBRE’s discretion.

Type and Extent of the Data Researched

• CBRE will physically inspect the micro and macro market environments with respect to physical and economic factors relevant to the valuation process.

• This knowledge will be expanded through interviews with regional and local market participants, available published data and other various resources.

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•     CBRE will also conduct regional and local research with respect to applicable tax data, zoning requirements, flood zone status, demographics, income and expense data, and comparable listing, sale and rental information.

Type and Extent of Analysis Applied

•     For the “Initial Appraisal”, CBRE will analyze the data gathered through the use of appropriate and accepted appraisal methodology to arrive at a probable value indication via each approach to value. All approaches to value will be considered and utilized, including the Cost Approach, Sales Comparison Approach, and Income Capitalization Approach. Within the Income Capitalization Approach to value, both a direct capitalization and discounted cash flow will be completed. The discounted cash flow analysis will be completed utilizing the Argus cash flow program. Additionally an estimate of Land Value, Replacement Cost, and Insurable Value will be provided. For single tenant properties, ago dark valuation will also be provided. CBRE will then correlate and reconcile the results into a reasonable and defensible value conclusion, and estimate a reasonable exposure time and marketing time associated with the value estimate presented.

•     For the “Update Appraisal”, CBRE will analyze the data gathered through the use of appropriate and accepted appraisal methodology to arrive at a probable value indication. The Income Capitalization Approach to value is anticipated to be the primary approach to value unless this approach is not deemed reasonable by CBRE. Primary emphasis will be considered for the discounted cash flow analysis, unless this approach is otherwise deemed to be inappropriate. CBRE will then correlate and reconcile the results into a reasonable and defensible value conclusion, and estimate a reasonable exposure time and marketing time associated with the value estimate presented.

•     For the valuation of real estate debt, CBRE will estimate the market value of real estate related debt by using industry accepted methodologies specific to each type of liability. Typically, mortgage loans collateralized by real estate will be valued by comparing the differences between the contractual loan terms and current market loan terms.

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      This comparison would generally involve the present value of the remaining contractual payments and maturity amount at a market based interest rate. The market interest rate would reflect the risks associated with the loan, such as loan-to-value ratio, remaining loan term, the quality of the underlying collateral or other security, and credit risk, among other factors.

Reporting

• For the “Initial Appraisal”, CBRE will complete a Self-Contained Appraisal Report including the following:

i. state the identity of the client and any intended users, by name or type;

ii. state the intended use of the appraisal;

      iii. describe information sufficient to identify the real estate or personal property involved in the appraisal, including the physical and economic property characteristics relevant to the assignment;

iv. state the property interest appraised;

v. state the type and definition of value and cite the source of the definition;

vi. state the effective date of the appraisal and the date of the report;

vii. describe the scope of work used to develop the appraisal;

viii. describe the information analyzed, the appraisal methods and techniques employed, and the reasoning that supports the analyses, opinions, and conclusions.

      ix. state the use of the property, existing as of the date of value and the use of the real estate reflected in the appraisal; and, when an opinion of the highest and best use was developed by the appraiser, describe the support and rationale for that opinion;

x. clearly and conspicuously state all extraordinary assumptions and hypothetical conditions; and that their use might have affected the assignment results; and

xi. include a signed certification in accordance with Standards Rule 2-3.

• For the “Update Appraisal”, CBRE will complete a Restricted Use Appraisal Report including the following:

i. state the identity of the client by name or type;

CB RICHARD ELLIS | MASTER AGREEMENT FOR COLE REAL ESTATE INCOME TRUST, INC.	PAGE 5
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ii. state the intended use of the appraisal

iii. state information sufficient to identify the real estate or personal property involved in the appraisal;

iv. state the property interest appraised;

v. state the type of value and cite the source of its definition;

vi. state the effective date of the appraisal and the date of the report;

vii. state the scope of work used to develop the appraisal;

viii. state the appraisal methods and techniques employed, state the value opinion(s) and conclusion(s) reached and reference the workfile;

      ix. state the use of the property, existing as of the date of value and the use of the real estate reflected in the appraisal; and, when an opinion of the highest and best use was developed by the appraiser, state that opinion;

x. clearly and conspicuously state all extraordinary assumptions and hypothetical conditions; and that their use might have affected the assignment results; and

xi. include a signed certification in accordance with Standards Rule 2-3.

Appraisal Standards:	All reports will be in compliance with the Uniform Standards of Professional Appraisal Practice (USPAP).

Valuation of RE Related Debt:	Conduct all mortgage valuations for each property on a rolling quarterly basis. When debt is assumed as part of a property acquisition, Cole may request that CBRE conduct the valuation of the assumed debt. Part of the dedicated Cole valuation team will be comprised of individuals from the Financial Reporting Group within CBRE. These individuals are highly experienced in mortgage valuations and have completed one off and quarterly valuation assignments for REITS, private firms, public companies as well as major property funds.

Timing:	Appraisals will be provided in accordance with the following schedule:

• “Initial Appraisal”, draft due from CBRE according to the terms outlined within the signed “Task Order Authorization Form”.

• The first “Update Appraisal” will be provided no later than 10 days prior to the end of the first quarter following the

CB RICHARD ELLIS | MASTER AGREEMENT FOR COLE REAL ESTATE INCOME TRUST, INC.	PAGE 6
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      first complete quarter after the acquisition appraisal is delivered (e.g., for a property acquired in February and provided an “initial Appraisal” in February, the first “Update Appraisal” will be delivered no later than 10 days prior to September 30). The subsequent “Update Appraisals” will be delivered 10 days prior to the end of the following quarters (December 31st, March 31st, June 30th and September 30th). Deliveries will be scheduled on a “rolling basis” to provide half of the properties “Update Appraisals” between the 1st and 15th of the month and half between the 16th and end of month.

Due Diligence Material:	CBRE will provide Cole with access to CBRE’s iChannel to deliver standard due diligence material requested to complete each appraisal assignment. iChannel is a secure, web-based document management site, available on a 24-hour basis. The CBRE VAS Technology director will work with Cole to provide instruction and to customize access that is appropriate for Cole personnel to provide due diligence material.

Assignment Tracking	CBRE will utilize JobCenter, a proprietary web based assignment management software. This software will allow CBRE to manage the initial and quarterly valuations of the entire portfolio to ensure timely delivery and accurate invoicing.

Report Delivery:	Draft reports will be delivered to the Advisor to Cole for factual review. Upon confirmation of factual data, the final reports will be delivered to Cole and the REIT’s fund accountants in PDF format via posting to CBRE’s iChannel. Printed copies will not be provided, unless separately requested. As mentioned, iChannel is a secure, web-based document management site. The CBRE VAS Technology director will work with Cole to customize access that is appropriate for Cole to provide restricted delivery of appraisal reports to the REIT’s fund accountant.

Additionally, CBRE will provide a master spreadsheet updated with the most recent valuation conclusions as well as the assumptions utilized in the valuation. CBRE will work with the REIT’s fund accountant to create a streamlined delivery process of the property values.

CB RICHARD ELLIS | MASTER AGREEMENT FOR COLE REAL ESTATE INCOME TRUST, INC.	PAGE 7
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Data Security:	CBRE takes multiple steps to ensure that client and CBRE data and technology resources are protected against compromise. Internal control and IT governance policies and procedures are set at the corporate level for all divisions within CBRE and considered appropriate for protecting data and resources.

CBRE complies with USPAP requirements with respect to issues of confidentiality, privacy, and data security as they relate to each appraisal assignment.

Professional Experience:	Reports prepared by CBRE have been included or quoted in a private placement memorandum, registration statement, prospectus, sales brochure, annual or quarterly reports, proxy statements, Forms 8-K or similar documents (in either electronic or hard format) issued, filed or released in connection with a sale, for firm securitization, or any loan involving the property referenced in the subject report. The reports are prepared in accordance with the Uniform Standards of Professional Appraisal Practice (USPAP), are in compliance with the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (FIRREA) relating to appraisal standards as summarized in Chapter 12, code of Federal Regulation, Part 34 (12 CFR 34) and the Code of Professional Ethics and Standards of Professional Practice as promulgated by the Appraisal Foundation and the Appraisal Institute.

Appraisal as Basis in REIT’s NAV Calculation	CBRE understands and consents to Coles’ use of the appraised value and information from its appraisal reports in the REIT’s NAV calculation and daily share pricing, provided the REIT agrees that it has complied and at all times will comply, and will use its best efforts to cause its consultants to comply, with all applicable Federal and state securities laws in connection with the use of the appraisal report.

Cole can use the appraised value without attribution to the appraisal report and selected information in the appraisal report, provided Cole agrees that it has complied, and at all times will comply, and will use Cole’s best efforts to cause any intended users to comply, with all applicable Federal and state securities laws in connection with any offering and offering document and any use of the appraisal report.

Securities Experience:	CBRE understands and agrees (i) to its being named as an “independent valuation expert”, with regard to real estate

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valuation and real estate debt valuation, in the registration statement and prospectus filed by Cole under the Securities Act of 1933, as amended, for the offering of Cole shares; and in filings by Cole with the US Securities and Exchange Commission, the Financial Industry Regulatory Authority (“FINRA”), and each of the various states and territories of the US (collectively, the “Regulatory Documents”); (ii) to allow Cole to reference in the Regulatory Documents CBRE appraisals, including appraisal reports, of assets and liabilities of Cole; and (iii) to reliance by Cole on CBRE’s appraisals (including appraisal reports, values, and procedures) of real estate assets and real estate liabilities of Cole in the calculation of the net asset value of Cole, and the daily pricing of shares of Cole. CBRE agrees to provide its written consent to the foregoing to the extent required by Federal and state securities laws and regulations and agrees to allow Cole to file such consent with the Regulatory Documents. Cole agrees that it has complied and at all times will comply, and will use its best efforts to cause its dealer-manager to comply, with all applicable Federal and state securities laws in connection with any use of a CBRE appraisal report.

VAS Independence:	Valuation & Advisory Services operates as an independent economic entity within CBRE. Although employees of other CBRE divisions may be contacted as a part of our routine market research investigations, absolute client confidentiality and privacy will be maintained at all times with regard to this assignment without conflict of interest.

Compensation:	As compensation for services rendered by CBRE under this Master Agreement, Cole shall pay CBRE in the amounts and under Terms and Conditions specified in Addendum A and Addendum B.

Term:	This Master Agreement formed by this Proposal will remain in effect for three years from the date of execution.

Extension of Term:	There will be three successive, three year options to renew this agreement. Such options shall be considered exercised unless specifically declined in writing by Cole or CBRE at least 180 days prior to expiration.

CBRE Contacts:	CBRE’s single-point and principal contact for engagement of appraisal services and client support will be provided by Lee

CB RICHARD ELLIS | MASTER AGREEMENT FOR COLE REAL ESTATE INCOME TRUST, INC.	PAGE 9
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C. Holliday, MAI, and Michael R. Rowland, MAI, MRICS until such time as CBRE notifies Cole in writing.

	Lee C. Holliday, MAI	Michael R. Rowland, MAI, MRICS
	Senior Vice President	Senior Managing Director
	3280 Peachtree Road	Intermountain Region
	Suite 1400	2415 East Camelback Road
	Atlanta, GA 30305	Phoenix, AZ 85016
	T (404) 812 5030	T 602.735.5508
	F (404) 812 5051	F 602.735.5613
	E lee.holliday@cbre.com	E michael.rowland@cbre.com

For each appraisal, a CBRE professional with the designation of MAI specializing in the respective property type (e.g. single-tenant net-leased retail) and knowledgeable of the respective market will be assigned to provide the “Initial Appraisal” and subsequent “Update Appraisal”.

Non-exclusive:	CBRE does not have an exclusive agreement with Cole for appraisal services.

Termination:	This Agreement may be terminated at any time by Cole; provided, however, Cole shall be obligated to pay CBRE a pro rata share of the fee for any appraisal as provided in the Terms and Conditions attached hereto if this Agreement is terminated after CBRE is engaged to provide an appraisal but before the appraisal is delivered. CBRE can terminate this Agreement without cause by providing 180 days notice; provided, however, CBRE shall complete any appraisals which are in process at the time of such termination.

In addition, CBRE or Cole may terminate this Agreement for cause by written notice at any time if the other party defaults in the performance of any of its material obligations under this Agreement. Termination as a result of a party’s default shall not relieve such party of liability for such default and the non-defaulting party shall have all other remedies available at law or in equity as a result of such default. In the event of such default, the party declaring the default shall provide the other party (“Recipient”) with written notice setting forth the nature of the default, and Recipient shall have ten (10) days to cure such default; provided, however, that if the nature of an alleged non-monetary default is such that it cannot reasonably be cured within ten (10) days, Recipient may cure such default by

CB RICHARD ELLIS | MASTER AGREEMENT FOR COLE REAL ESTATE INCOME TRUST, INC.	PAGE 10
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commencing in good faith to cure such default promptly after its receipt of such written notice and prosecuting the cure of such default to completion with diligence and continuing within a reasonable time thereafter. If Recipient fails to cure the default within the foregoing time periods, the other party may terminate this Agreement by written notice to the Recipient, which notice shall be effective upon receipt.

Reputation and Goodwill

Unless legally obligated to do so, neither party shall take any action or make any statements to past, present or potential intermediaries, consultants, broker dealers, clients, investors, and/or employees (including internal and external wholesalers) of the other party or any of its affiliates, professionals, regulatory agencies or others that might be injurious to the reputation or goodwill of such other party or any of its affiliates or which in any manner may interfere with the business affairs or business relations of such other party or any of its affiliates.

Disaster Recovery:	CBRE agrees to (1) submit to Cole for Cole’s review, and to implement, a Disaster Recovery Plan (“DRP”) acceptable to Cole within thirty (30) days of the effective date of this Agreement; (2) periodically update and test the operability of the DRP during every one hundred eighty (180) day period that the DRP is fully operational, (3) certify to Cole at least once during every one hundred eighty (180) day period that the DRP is fully operational and (4) implement the DRP upon the occurrence of a disaster (as such term is defined in the DRP).

Amendment:	This Master Agreement may not be amended except by a writing signed by both parties.

Assignment:	This Master Agreement shall not be assigned by any party without the written consent of the other party.

Counterparts:	This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together will constitute one and the same instrument. Any electronic signature shall be deemed an original for the purposes of this Agreement.

Entire Agreement:	This Agreement, including the Terms and Conditions attached hereto, embodies the entire agreement and understanding between the parties and supersedes all prior agreements and

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understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

Survivability:	The parties’ obligation under paragraphs 7, 10, 14, 15 and 16 of the Terms and Conditions attached hereto will survive termination of this Agreement.

Severability:	Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. In the event that any provision of this Agreement is held under applicable law to be invalid, illegal, or unenforceable in any respect, such provision will be ineffective only to the extent of such invalidity, and the validity, legality and enforceability of the remaining provisions of this Agreement will not be affected or impaired in any way.